Exhibit 99

                                                Midwest Express Holdings, Inc.
                                                6744 South Howell Avenue
                                                Oak Creek, Wisconsin  53154-1402
                                                414-570-4000
                                                www.midwestairlines.com
                                                Traded: NYSE - MEH

Media Inquiries: Kelly Doyne, 414-570-4118 or kdoyne@midwestairlines.com Analyst/Investor Inquiries: Dennis O'Reilly, 414-570-3954 or
                            doreilly@midwestairlines.com

FOR IMMEDIATE RELEASE
March 12, 2003

              MIDWEST EXPRESS HOLDINGS REPORTS FEBRUARY PERFORMANCE

Milwaukee, Wisconsin, March 12, 2003 - Midwest Express Holdings, Inc. (NYSE:
MEH) today reported February performance data for Midwest Airlines and Midwest Connect. Compared with February 2002, both Midwest Airlines and Midwest Connect reported increases in traffic, capacity and load factor, and decreases in yield.

Midwest Airlines

o In February, Midwest Airlines' traffic (measured in scheduled service revenue passenger miles) increased 4.3% on a 4.2% increase in capacity (measured in scheduled service available seat miles). Year to date, traffic was up 4.8% on a 7.1% increase in capacity. The company expects capacity to increase 4-6% in the first quarter of 2003.
o Load factor for the month was 61.4%, compared with 61.3% in February 2002; year to date, load factor was 58.2%, compared with 59.4% last year.
o    Revenue yield declined 15.4% from February 2002 and 15.6% year to date.
o Revenue per scheduled service available seat mile decreased 14.9% in February and 17.1% year to date, due to the decrease in revenue yield.
o Fuel prices were 51.6% higher in February than a year ago, and 50.9% higher in the first two months of 2003 than 2002.

Midwest Connect

o In February, Midwest Connect's traffic increased 11.1% on a 9.9% increase in capacity. Year to date, traffic was up 20.7% on a 17.7% increase in capacity. The company expects capacity to increase 18-20% in the first quarter of 2003.
o Load factor for the month was 46.0%, compared with 45.5% in February last year; year to date, load factor was 44.4%, compared with 43.3% last year.
o    Revenue yield declined 20.2% from February 2002 and 21.6% year to date.
o Revenue per scheduled service available seat mile decreased 17.5% in February and 18.1% year to date, primarily due to the decrease in revenue yield.

                                     -MORE-


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Fuel prices were 58.2% higher in February than a year ago, and 49.0% higher in the first two months of 2003 than 2002.


Midwest Airlines features nonstop jet service to major destinations throughout the United States. Skyway Airlines, Inc. - its wholly owned subsidiary - operates Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 51 cities. More information is available at www.midwestairlines.com.

                                       ###


This document contains forward-looking statements that may state the company's or management's intentions, hopes, beliefs, expectations or predictions for the future. Words such as "expect," "anticipate," "believe," "estimate," "goal," "objective" or similar words are intended to identify forward-looking statements. It is important to note that the company's actual results could differ materially from those projected results due to factors that include but are not limited to uncertainties related to general economic factors, industry conditions, scheduling developments, government regulations, labor relations, aircraft maintenance and refurbishment schedules, potential delays related to acquired aircraft, fuel costs, competitive developments, interest rates, the meeting of certain financial covenants, terrorist attacks or fear of terrorist attacks, and war or the threat of war.

Editor's note: Table follows

                                     Midwest Express Holdings, Inc.
                                           Performance Report

                                                                                 Two Months Ended
                                                     February                      February 28,
                                        ------------------------------    ------------------------------
                                                                %                                %
                                          2003      2002      Change        2003      2002     Change
                                        ------------------------------    ------------------------------

Midwest Airlines Operations
---------------------------

Origin & Destination Passengers         141,151   139,014     1.5         281,942   278,436     1.3
Scheduled Service Revenue
 Passenger Miles (000s)                 145,518   139,465     4.3         291,153   277,787     4.8
Scheduled Service Available
 Seat Miles (000s)                      237,153   227,599     4.2         500,548   467,425     7.1
Total Available Seat Miles (000s)       240,645   230,540     4.4         509,162   477,656     6.6
Load Factor (%)                           61.4%     61.3%     0.1 pts.      58.2%     59.4%    -1.2 pts.
Revenue Yield                           $0.1369   $0.1617   -15.4         $0.1378   $0.1633   -15.6
Revenue per Schd. Svc. ASM (1)          $0.0880   $0.1034   -14.9         $0.0842   $0.1016   -17.1
Average Passenger Trip Length (miles)   1,030.9   1,003.2     2.8         1,032.7     997.7     3.5
Number of Flights                         3,153     3,177    -0.8           6,706     6,524     2.8
Into-plane Fuel Cost per Gallon          $1.069    $0.705    51.6          $1.067    $0.707    50.9


Midwest Connect Operations
--------------------------

Origin & Destination Passengers          42,983    39,623     8.5          86,824    76,282    13.8
Scheduled Service Revenue
 Passenger Miles (000s)                  14,392    12,952    11.1          29,426    24,384    20.7
Scheduled Service Available
 Seat Miles (000s)                       31,265    28,440     9.9          66,333    56,373    17.7
Total Available Seat Miles (000s)        31,279    28,474     9.8          66,346    56,424    17.6
Load Factor (%)                           46.0%     45.5%     0.5 pts.      44.4%     43.3%     1.1 pts.
Revenue Yield                           $0.3371   $0.4224   -20.2         $0.3338   $0.4258   -21.6
Revenue per Schd. Svc. ASM (1)          $0.1593   $0.1931   -17.5         $0.1514   $0.1849   -18.1
Average Passenger Trip Length (miles)     334.8     326.9     2.4           338.9     319.7     6.0
Number of Flights                         4,454     3,939    13.1           9,359     8,089    15.7
Into-plane Fuel Cost per Gallon          $1.204    $0.761    58.2          $1.122    $0.753    49.0


(1)  Passenger, Cargo, and Other Transport Related Revenue divided by Scheduled Service ASMs.

Note:
All statistics exclude charter operations except the following: total available seat miles and into-plane fuel cost.  Numbers may not recalculate due to rounding.